EXHIBIT 10.8

SUMMARY OF COMPENSATION FOR
DIRECTORS AND NAMED EXECUTIVE OFFICERS
OF OHIO VALLEY BANC CORP.
Directors

All of the directors of Ohio Valley Banc Corp. (“Ohio Valley”) also serve as directors of its subsidiary, The Ohio Valley Bank Company (the “Bank”).  The directors of Ohio Valley are paid by the Bank for their services rendered as directors of the Bank, not Ohio Valley.  Each director of the Bank who is not an employee of Ohio Valley or any of its subsidiaries (a “Non-Employee Director”) receives $550 per month for his or her services.  Each director of the Bank who is an employee of Ohio Valley or any of its subsidiaries (an “Employee Director”) receives $350 per month for his or her services.  In addition, each director of the Bank receives an annual retainer of $14,700 paid in January or February of each year for services to be rendered during the year. This figure was pro-rated for time served for new or retiring members.

Each Non-Employee Director who is a member of the Executive Committee of the Bank receives $2,000 per month for his or her services.  In addition, each Non-Employee Director receives an annual retainer of $16,695 paid in January or February of each year for services to be rendered during the year.  This figure was pro-rated for time served for new or retiring members.  Included in the Executive Committee Chairman’s current salary is an annual fee of $50,000 for his duties as such.  Employee Directors receive no additional compensation for serving on the Executive Committee.

Brent A. Saunders, LPA received retainer fees of $20,000 for legal services to the Company and its subsidiaries during the Company’s 2015 fiscal year, as approved by the Board of Directors in December 2014.  In December 2015, the Board of Directors of Ohio Valley approved the payment to Mr. Saunders of $20,000 in retainer fees for legal services to the Company and its subsidiaries during the Company’s 2016 fiscal year.  The Board of Directors determined that such a relationship does not interfere with Mr. Saunders’ exercise of independent judgment in carrying out his responsibilities as a director; rather, in fact, Mr. Saunders’ legal experience provides value to his service as a director.

The Bank maintains a life insurance policy for all directors with a death benefit of two times annual director fees at time of death reduced by 35% at age 65 and 50% at age 70 as part of the Bank’s group term life insurance program.  The life insurance policies terminate upon retirement.  Messrs. Smith and Wiseman, as employees of the Bank, are excluded from this benefit under the terms of the Bank’s group term life insurance program.  The Bank also maintains director retirement agreements with all directors of the Bank and deferred compensation agreements with all directors and executive officers of the Bank.  These documents are filed as exhibits to various documents filed by Ohio Valley, as set forth in the Exhibit Index to Ohio Valley’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Named Executive Officers

  The following sets forth the current salaries of the executive officers of Ohio Valley named in the Summary Compensation Table in Ohio Valley’s proxy statement (the “Named Executive Officers”):

Name	Current Salary

Jeffrey E. Smith	$269,654

Thomas E. Wiseman	286,927

Scott W. Shockey	173,828

Katrinka V. Hart-Harris	177,253

Larry E. Miller, II	191,352

Certain Named Executive Officers are entitled to participate in several benefit arrangements, including the Ohio Valley Banc Corp. Bonus Program, the Ohio Valley Bank Company Executive Group Life Split Dollar Plan, the Executive Deferred Compensation Plan, and a supplemental  executive retirement plan (currently only for Messrs. Smith, Wiseman and Miller).  These benefit plans are set forth in exhibits to various documents filed by Ohio Valley, as set forth in the Exhibit Index to Ohio Valley’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.  In addition, Named Executive Officers are entitled to participate in various benefit plans available to all employees, including a Profit Sharing Retirement Plan, a 401(k) plan, an employee stock ownership plan, group term life insurance, health insurance, disability insurance and a flexible compensation/cafeteria plan, all as described in Ohio Valley's proxy statement for its 2016 annual meeting of shareholders.